Exhibit 99.1

Contact:	Diane McClintock
SVP FP&A & Investor Relations
	email:	investorrelations@wattswater.com

Watts Water Technologies Inc. Completes Acquisition of Bradley Corporation

NORTH ANDOVER, MA, October 23, 2023 – Watts Water Technologies, Inc., (NYSE: WTS) (“Watts”) – through its subsidiaries, one of the world’s leading manufacturers and providers of plumbing, heating and water quality products and solutions – today announced that it has completed the previously announced acquisition of Bradley Corporation (“Bradley”) for $303 million, subject to customary adjustments. The net transaction value is approximately $268 million after adjusting for the estimated net present value of expected tax benefits of approximately $35 million. The acquisition was funded with cash on hand and from Watts’ existing revolving credit facility.

Bradley is a trusted provider and manufacturer of commercial washroom and emergency safety products serving commercial (primarily institutional) and industrial end markets for over 100 years. The company offers a comprehensive product portfolio that includes plumbing fixtures, washroom accessories and emergency safety products to a diverse customer base. Bradley has annual net sales of approximately $200 million.

Chief Executive Officer Robert J. Pagano Jr. commented, “We are thrilled to welcome the Bradley team to Watts. The closing of this transaction is the first step to realizing the significant value of combining two innovative businesses with over 250 years of collective industry experience. I want to thank the teams at Watts and Bradley for their efforts to get us to closing today and helping to ensure a smooth, effective transition as we integrate Bradley with Watts.”

Additional information regarding the transaction will be provided during Watts’ third quarter earnings call on November 2, 2023.

About Watts Water Technologies, Inc.

Watts Water Technologies, Inc., through its family of companies, is a global manufacturer headquartered in the USA that provides one of the broadest plumbing, heating and water quality product lines in the world. Watts Water companies and brands offer innovative plumbing, heating and water quality solutions to control the efficiency, safety, and quality of water within commercial, residential and industrial applications. For more information, visit www.watts.com.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Watts provides the following cautionary statement: This news release contains various forward-looking statements based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. These include statements regarding estimates of future earnings and cash flows. Other uncertainties include, but are not limited to, general economic conditions, supply chain conditions and any related impact on costs and availability of materials, integration of the acquired business in a timely and cost-effective manner, retention of supplier and customer relationships and key employees, and the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated. Other risks and uncertainties that may materially affect Watts are described from time to time in its reports filed with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Except to the extent required by law, Watts does not undertake and specifically declines any obligation to review or update any forward looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.